EX 99.1

October 15, 2003

Press Release

Global-Tech Capital Corporation acquires An All Purpose Cleaner Company.

VANCOUVER, B.C., Oct. 15 /PRNewswire-FirstCall/ -- Global-Tech Capital Corporation (OTC Bulletin Board: GLTC - News) announced today that it has completed a reverse acquisition with Source Direct, a private Idaho company.

As a result of this acquisition, the Company issued 63,030,000 common shares to Source Direct shareholders who now own approximately 84% of the company. The name of the Company has been changed to Source Direct Holdings, Inc. With the completion of this acquisition there has been a change in management with Mr. Deren Smith being appointed as Chairman/CEO of Source Direct and Mr. George Poulos the former President resigning.

Source Direct is a development stage state-of-art cleaning Technology Company that has developed two flagship products called Simply Wow™, an all-purpose cleaner that safely and extremely effectively cleans any washable surface, and Stain Pen™, a unique, highly effective, portable spot remover.   Both of these products are biodegradable and non-toxic and environmentally safe.

With these products, adequate funding and a successful marketing program, Source Direct feels it can take significant market share from Orange Clean™, Fantastik™, Oxy-Clean™, Spot Shot™, and other multipurpose cleaners.  A recent study performed by a major independent lab shows that Simply Wow™ performs better than these other leading cleaners in removing various stains.

This press release contains forward-looking statements, which are made pursuant to the Safe Harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different. Factors include, but are not limited to, available funding, market acceptance, , competition, recruitment and retention of personnel, dependence on key personnel and certain risks associated with the projects in which the Company is engaged to complete and others. A more complete listing of cautionary statements and risk factors is contained in the Company's report on Form 10-KSB for the year ended June 30, 2003, filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties. The Company disavows any obligation to update or correct any of its forward-looking statements.

CONTACT:   Kip Eardley @ 801-269-9500

 Investor Relations of Source Direct

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